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                                                                     EXHIBIT 5.1

                           JONES, DAY, REAVIS & POGUE
                              599 Lexington Aveune
                            New York, New York 10022

                                January 6, 1997

Interstate Hotels Company
Foster Plaza 10
680 Andersen Drive
Pittsburgh, Pennsylvania 15220

              Re: Registration on Form S-8 of 500,000 Shares of Common Stock, par value $0.01 per share, of Interstate Hotels Company
                   ------------------------------------------------------------

Ladies and Gentlemen:

     We have acted as counsel for Interstate Hotels Company, a Pennsylvania corporation (the "Company"), in connection with the Company's Employee Stock Purchase Plan (the "Plan").

     We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion and based thereupon we are of the opinion that the interests in the Plan will be, when extended in accordance with the Plan, validly issued, and the shares of common stock, par value $0.01 per share, of the Company that may be issued or transferred and delivered to participants pursuant to the Plan will be, when issued or transferred and delivered to such participants in accordance with the Plan, duly authorized, validly issued, fully paid, and nonassessable.

     In rendering the foregoing opinion, we have relied as to certain factual matters upon certificates of officers of the Company and public officials, and we have not independently checked or verified the accuracy of the statements contained therein. In addition, our examination of matters of law has been limited to the General Corporation Law of the Commonwealth of Pennsylvania and the federal laws of the United States of America, in each case as in effect on the date hereof.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                        Very truly yours,

                                        /S/ JONES, DAY, REAVIS & POGUE
                                        ---------------------------------
                                        Jones, Day, Reavis & Pogue